Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made between Orchard Therapeutics plc (the “Parent”), Orchard Therapeutics North America, a California corporation (the “U.S. Subsidiary”) and Mark Rothera (the “Executive”). The Parent, the U.S. Subsidiary and their respective subsidiaries and other affiliates are collectively referred to herein as the “Company,” and the obligations of the Company set forth in this Agreement may be discharged by any entity within that definition. The Parent, the U.S. Subsidiary and the Executive are collectively referred to as the “Parties.”

WHEREAS, the Parties entered into an Employment Agreement signed by the Executive on May 24, 2019 (the “Employment Agreement”) which replaced and superseded a prior employment agreement between the Executive and the U.S. Subsidiary, dated June 12, 2017 (the “Prior Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Company agreed to provide the Executive with certain severance pay and benefits (the “Severance Benefits”) in the event of certain cessations of employment, subject to, among other things, the Executive entering into, not revoking and complying with a Separation Agreement and Release;

WHEREAS, the Board of Directors of the Parent (the “Board”) appreciates the Executive’s contributions to the Company;

WHEREAS, the Company and the Executive have agreed to treat the ending of the Executive’s employment with the Company as ending pursuant to Section 3(d) of the Employment Agreement effective March 17, 2020 (the “Date of Termination”);

WHEREAS, this Agreement is the Separation Agreement and Release referred to in the Employment Agreement;

WHEREAS, in exchange for, among other things, the Executive entering into and not revoking this Agreement and fully complying with the Continuing Obligations (as defined below), the Company shall provide the Executive with the Severance Benefits as described in Section 3 of this Agreement and the partial accelerated vesting and Extended Exercise Period with respect to the Executive’s equity awards as described in Section 4 of this Agreement; and

WHEREAS, the payments and benefits set forth in this Agreement are the exclusive payments and benefits to be paid or provided to the Executive in connection with the ending of the Executive’s employment. By entering into this Agreement, the Executive acknowledges and agrees that he is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any severance plan, program or arrangement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Resignation from Positions. The Executive confirms his resignation as of the Date of Termination as an officer of the Company as well as from any other director or officer positions he holds with the Parent, the U.S. Subsidiary or any of the foregoing’s subsidiaries or affiliates. The Executive agrees to execute any documents reasonably requested by the Parent, the U.S. Subsidiary or any of their controlled entities in order to effectuate such resignations.

2. Accrued Obligations. On the Date of Termination (or such later date not to exceed 30 days after the Date of Termination with respect to (ii) below), the Executive shall be paid in full for: (i) any Base Salary (as defined in the Employment Agreement) earned through the Date of Termination, (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement), and (iii) 19.5 days of unused vacation that accrued through the Date of Termination. In addition, the Executive will be paid or provided any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.

3. Severance Benefits. In exchange for, among other things, the Executive signing, not revoking and complying with the terms of this Agreement:

(a) the Company shall pay the Executive an amount equal to 12 months of the Executive’s Base Salary (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing on the Company’s next practicable regular payroll date after the Effective Date of this Agreement (as defined below); provided that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination; and

(b) in lieu of the Company paying a pro-rata amount of the Executive’s Target Bonus (as defined in the Employment Agreement) based on the Executive’s actual performance in 2020, as contemplated by Section 5(c) of the Employment Agreement, the Company shall pay the Executive a pro-rata bonus on the next practicable regular payroll date after the Effective Date of this Agreement based on 100% achievement of applicable metrics from January 1, 2020 through the Date of Termination (the “Pro-Rata Bonus”); provided that, and for the avoidance of doubt, the Pro-Rata Bonus will be a portion of $271,650, which represents the Executive’s full 50% Target Bonus amount based on his 2020 Base Salary of $543,300; and

(c) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay the monthly employer COBRA premium for the same level of group health coverage as in effect for the Executive on the Date of Termination until the earliest of the following: (i) the 12 month anniversary of the Date of Termination; (ii) the Executive’s eligibility for group health coverage through other employment; or (iii) the end of the Executive’s eligibility under COBRA for continuation coverage for health care. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Executive, it may convert such payments to payroll payments directly to the Executive on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings;

(d) in lieu of the Company paying up to $20,000 to an outplacement services provider for the purposes of providing outplacement services to the Executive, the Company will directly pay the Executive an amount equal to $15,000, which shall be paid in a lump sum at the same time that the first payment of the Severance Amount is made;

(e) the Company will reimburse the Executive for legal fees associated with his counsel’s review of this Agreement and related documents in an amount not to exceed $5,000; and

(f) the Company will reimburse the Executive for fees associated with his tax professional’s assistance with his 2019 and 2020 tax returns in an amount not to exceed $7,500, net of applicable taxes, with respect to each of the 2019 and 2020 tax year.

If the Executive has signed this Agreement and it has become irrevocable, and within three (3) months after the Date of Termination a Change in Control of the Parent occurs (as defined in the Employment Agreement), any payments or benefits payable before the Change in Control of the Parent will continue to be treated as payable under this Section 3, and any payments or benefits payable after the Change in Control of the Parent will be paid pursuant to Section 6(a) of the Employment Agreement, provided that the payments and benefits to be paid pursuant to Section 6(a) of the Employment Agreement will be decreased by the amount of any previously paid payments or benefits pursuant to Section 3 of this Agreement. In no event may there be duplication of payments or benefits under this Section 3 and Section 6(a) of the Employment Agreement.

4. Equity. The equity awards held by the Executive shall be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards held by the Executive (collectively, the “Equity Documents”); provided, however, that if the Executive signs, does not revoke and complies with this Agreement, then notwithstanding anything to the contrary in the Equity Documents:

(a) all time-based stock options held by the Executive and scheduled to vest in the 12 month period following the Date of Termination shall immediately accelerate and become fully exercisable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that no additional vesting of equity awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date; provided further, and for the avoidance of doubt, no equity awards subject to performance-based vesting shall be affected by this Section 4(a); and

(b) the Company shall extend the exercise period with respect to the Executive’s vested stock options as of the Accelerated Vesting Date until the earlier of (i) the original expiration date for such vested stock options as provided in the applicable Equity Documents, or (ii) 12 months after the Date of Termination (the “Extended Exercise Period”).

Although the Executive shall cease vesting in his equity awards on the Date of Termination, except as otherwise set forth in this Section 4, and the exercise period with respect to any vested stock options shall commence on the Date of Termination, the termination or forfeiture of the unvested portion of the Executive’s equity awards (including, for avoidance of doubt, equity awards subject to performance-based vesting) that would otherwise occur on the Date of Termination will be delayed to the extent necessary to effectuate the terms of this Agreement and Section 6(a)(ii) of the Employment Agreement in the event that a Change in Control of the Parent occurs within three (3) months following the Date of Termination. If a Change in Control of the Parent does not occur within (3) months following the Date of Termination, then the unvested portion of the Executive’s equity awards that would otherwise have terminated or been forfeited on the Date of Termination shall terminate or be forfeited on the three (3) month anniversary of the Date of Termination.

5. General Release. In consideration for, among other terms, the Severance Benefits set forth in Section 3 of this Agreement, to which the Executive acknowledges he would not otherwise be entitled, the Executive irrevocably and unconditionally releases and forever discharges the U.S. Subsidiary, the Parent, all of the U.S. Subsidiary’s and the Parent’s respective affiliated and related entities, each of the foregoing entities’ respective predecessors, successors and assigns, employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants, fiduciaries and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, that, as of the date when the Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees (“Claims”). This release includes, without limitation, the complete waiver and release of all Claims: arising in connection with or under the Employment Agreement and the Prior Employment Agreement or any other agreement between the Executive and any of the Releasees; of wrongful termination of employment, whether in contract or tort; of intentional, reckless or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; of discrimination or retaliation under federal, state, local or foreign law, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and Chapter 151B of the Massachusetts General Laws; under any federal, state, local or foreign statute, rule, ordinance or regulation; of breach of contract, promissory estoppel or detrimental reliance; of violation of public policy; for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits, whether under the Massachusetts Wage Act, M.G.L. c. 149, §§148- 150C, or otherwise; for severance allowances or entitlements; for fraud, slander, libel, defamation, disparagement, personal injury, negligence, compensatory or punitive damages, or any other Claim for damages or injury of any kind whatsoever; and for monetary recovery, injunctive relief, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements. The Executive understands that this general release of Claims includes, without limitation, any and all Claims related to the Executive’s employment by the U.S. Subsidiary or the Parent (including without limitation, any Claims against the U.S. Subsidiary or the Parent in respect of any stock-based awards of any kind) and the termination of his employment, and all Claims in his capacity as a stockholder of the Parent or the U.S. Subsidiary arising up to and through the date that the Executive signs this Agreement. The Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which the Executive signs this Agreement. The Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement. This release does not affect the Executive’s rights or obligations under this Agreement, nor shall it affect the Executive’s rights, if any, to vested accrued benefits pursuant to the Company’s employee benefits plan(s), or his rights to indemnification by the Company pursuant to the Company’s organizational documents or any indemnification agreement between the Executive and the Company, or coverage, if any, under applicable directors’ and officers’ insurance policies.

6. Return of Property. No later than the Date of Termination, the Executive shall be required to return all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”). If necessary, the Executive may make arrangements with the Company’s Human Resources team to promptly return such Company Property. By signing below, the Executive acknowledges that all such Company Property has been returned to the Company. After returning all Company Property, the Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Executive’s property after the Date of Termination. The obligations contained in this Section 6 are supplemental to, and not in lieu of, any return of property obligations the Executive has pursuant to the Restrictive Covenants Agreement (as defined below). Notwithstanding the Executive’s obligation to return his Company phone to the Company, the Company shall permit the Executive to port the telephone number associated with his Company phone to his new personal line.

7. Communications Regarding Departure. The Executive agrees that he will not communicate about his departure with anyone until after the Chairman of the Board has made a formal written announcement about the Executive’s departure through an email communication (the “Company Announcement”); provided that the Executive may communicate with his tax advisors, attorneys, and immediate family members about his departure before the Company Announcement, provided further that the Executive first advises such persons not to reveal information about the Executive’s departure and each such person agrees. These obligations shall not in any way affect any person’s obligations to provide truthful information as required by law.

8. Non-Disparagement. Subject to Section 13 of this Agreement, the Executive agrees not to take any action or make any statements (whether written, oral, through social or electronic media or otherwise) that are disparaging about or adverse to the business interests of the U.S. Subsidiary, the Parent, any of the U.S. Subsidiary’s and the Parent’s respective affiliates, or any of the foregoing entities’ products, services or current or former officers, directors, shareholders, employees, managers or agents. Subject to Section 13 of this Agreement, the Parent and the U.S. Subsidiary each agrees to instruct their senior executives and the senior executives of their respective affiliates not to take any action or make any statements (whether written, oral, through social or electronic media or otherwise) that are disparaging about or adverse to the business interests of the Executive. These non-disparagement obligations shall not apply to truthful testimony in any legal proceeding.

9. Waiver of English Statutory Claims. The Executive agrees that he will on or before the date of this Agreement enter into a settlement agreement that validly waives the statutory claims under English law in the form of the agreement at Exhibit A of this Agreement against the U.S. Subsidiary, the Parent and any relevant subsidiary and satisfies the conditions regulating settlement agreements and settlement contracts under English law contained in section 147 of the Equality Act and section 203(3) of the Employment Rights Act and in any other act or statutory instrument referred to in Exhibit A. The payment of the Severance Benefits set forth in Section 3 of this Agreement is strictly conditional on the Executive signing the settlement agreement set forth at Exhibit A and obtaining advice on such settlement agreement from an independent legal adviser.

10. Acknowledgements. The Executive acknowledges and agrees that he has been paid all wages, salary, bonuses, expense reimbursements and any other amounts that he is owed by the Company, if any, through the date of this Agreement. The Executive also acknowledges that he has been paid his annual cash incentive compensation for work performed in 2019 and is not owed any further compensation from the Company except as explicitly set forth in this Agreement.

11. Continuing Obligations; Termination of Payments; Injunctive Relief. The Executive acknowledges that his right to the Severance Benefits is conditioned on his full compliance with the provisions in Section 8 of the Employment Agreement, the Employee Confidentiality, Assignment and Noncompetition signed by the Executive in connection with the Employment Agreement (the “Restrictive Covenants Agreement”), and Sections 6 - 9 of this Agreement (collectively, the “Continuing Obligations”). In the event that the Executive fails to comply with any of the Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Severance Benefits; provided that the right to terminate the Severance Benefits shall not apply to an inadvertent breach of Section 6 that is cured by Executive upon notice of such breach. Such termination in the event of a breach by the Executive shall not affect the general release in Section 5 or the Executive’s obligation to comply with the Continuing Obligations and shall be in addition to, and not in lieu of, the Company’s rights to other legal and equitable remedies that the Company may have. Further, Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by the Executive of any of the Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, Executive agrees that if he breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event of any litigation involving an alleged breach by Executive of any of such obligations, the prevailing party shall be entitled to recover its attorney’s fees.

12. Advice of Counsel. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement. In signing this Agreement, the Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.

13. Protected Disclosures. Nothing in this Agreement or otherwise limits any person’s: (i) obligation to testify truthfully in any legal proceeding; (ii) right to file a charge or complaint with any federal agency (such as the Equal Employment Opportunity Commission) or any state or local governmental agency or commission (together, a “Government Agency”); or (iii) ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or if any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

14. Time for Consideration; Effective Date. The Executive acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days from his receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned on or before the expiration of the Consideration Period. If the Executive signs this Agreement prior to the end of the Consideration Period, the Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. The Executive and the Company agree that any changes or modifications to this Agreement shall not restart the Consideration Period. For a period of seven (7) days from the date of his execution of this Agreement, the Executive shall retain the right to revoke this Agreement by written notice that must be received by the undersigned before the end of such revocation period. This Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that the Executive does not revoke this Agreement during the revocation period. Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement before the Effective Date if the Executive breaches any provision contained in this Agreement (including any provision of the Restrictive Covenants Agreement).

15. Enforceability. The Executive acknowledges that, if any portion or provision of this Agreement or the Continuing Obligations shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

16. Entire Agreement. This Agreement along with the Continuing Obligations (including the Restrictive Covenants Agreement) constitute the entire agreement between the Executive and the Company concerning the Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, without limitation, the unpreserved provisions of the Employment Agreement, provided that the Equity Documents shall continue to be in full force and effect in accordance with their terms, subject to Section 4 of this Agreement. In addition, and notwithstanding the foregoing, (i) Section 6 of the Employment Agreement shall remain in full force and effect for the three (3) months following the Date of Termination to the extent consistent with the terms of this Agreement; and (ii) any obligation of the Company to indemnify the Executive against third party claims, including any obligation to advance expenses, pursuant to the governing instruments of the Company or otherwise, shall remain in effect.

17. Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of any Party to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by any Party of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and the Chairman of the Board.

18. Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits made to the Executive in connection with the Executive’s employment with the Company.

19. Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive. The Executive is not entitled to any bonus, incentive compensation or other compensation except as specifically set forth in this Agreement.

20. Jurisdiction. The Parties agree that the state and federal courts of the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, the Executive submits to the jurisdiction of such courts and acknowledges that venue in such courts is proper.

21. Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

PARENT

ORCHARD THERAPEUTICS PLC

By:	/s/ John Ilett
Name: John Ilett
Title: Chief of Staff, Chief Legal Officer and Secretary

Date: 17 March 2020

U.S. SUBSIDIARY

ORCHARD THERAPEUTICS NORTH AMERICA

By:	/s/ Frank Thomas
Name: Frank Thomas
Title: Chief Operating Officer & Chief Financial Officer

Date: 17 March 2020

EXECUTIVE

/s/ Mark Rothera
Mark Rothera

Date: 17 March 2020

EXHIBIT A

Settlement Agreement